      As filed with the Securities and Exchange Commission on March 8, 2000
                                                    Registration No. 33-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          CREATIVE HOST SERVICES, INC.
             (Exact name of registrant as specified in its charter)

     CALIFORNIA                                      33-1069494
------------------------                 -----------------------------------
(State or Incorporation)                 (I.R.S. Employer Identification No.)

                           -------------------------

                               6335 Ferris Square
                                  Suites G & H
                           San Diego, California 92126
             (Address of principal executive offices and zip codes)

                           -------------------------

                          CREATIVE HOST SERVICES, INC.
                              STOCK OPTION PLAN FOR
                    DIRECTORS, EMPLOYEES AND KEY CONSULTANTS
                            (Full title of the plan)
                            ------------------------

                                                      Copy To:
     Sayed Ali, President                      Mark J. Richardson, Esq.
     Creative Host Services, Inc.              Richardson & Associates
     6335 Ferris Square                        1299 Ocean Avenue
     Suites G & H                              Suite 900
     San Diego, California 92126               Santa Monica, California 90401
           (858) 587-7300                           (310) 393-9992

    (Name, address and telephone
     number of agent for service)

                                  ------------------

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                Proposed            Proposed
         Title of Each Class                                     Maximum             Maximum            Amount of
           of Securities               Amount to be           Offering Price        Aggregate          Registration
          to be Registered              Registered              Per Share         Offering Price           Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, no par value             60,000 shares             $3.30(2)            $  198,000            $ 52.27
Common Stock, no par value             90,000 shares             $3.875(2)           $  348,750            $ 92.07
Common Stock, no par value             15,000 shares             $ 4.25(2)           $   63,750            $ 16.83
Common Stock, no par value             55,000 shares             $ 0.93(2)           $   51,150            $ 13.50
Common Stock, no par value             10,000 shares             $ 1.02(2)           $   10,200            $  2.69
Common Stock, no par value             50,000 shares             $10.00(3)           $  500,000            $132.00
     Total                            280,000 shares                  -              $1,171,850            $309.36
=====================================================================================================================

(1) Includes an undeterminable number of shares of Common Stock issuable as a result of the anti-dilution provisions of the Creative Host Services, Inc. Stock Option Plan.

(2)  Represents the exercise price of these stock options.

(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the last sale price of the Company's Common Stock on March 1, 2000 as reported on the NASDAQ Small-Cap Market.

     This Form S-8 consists of 38 pages, including exhibits. The index to exhibits is set forth on page 4.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          Creative Host Services, Inc. (the "Company" or "Registrant") incorporates by reference in this Registration Statement the following documents:

          (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

          (b) The Registrant's quarterly report on Form 10-QSB for the quarter ended September 30, 1999.

          (c)  All other reports filed by the Registrant pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1997.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          GENERAL. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, no par value, and 100,000 shares of Preferred Stock, no par value. At February 29, 2000, the Company had 4,942,324 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding.

          COMMON STOCK. All outstanding shares of Common Stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable. As a class, holders of the Common Stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive such dividends when and as declared by the Board of Directors out of the surplus or net profits of the Company legally available therefor, equally, on a share for share basis. The Company does not anticipate paying dividends in the near future. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally, on a share for share basis, in all assets remaining after payment of liabilities, subject to the prior distribution rights of any other classes or series of capital stock then outstanding. The Common Stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions. As of February 29, 2000, the Company's 4,942,324 shares of Common Stock outstanding were held by 97 stockholders of record.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          The validity of the issuance of the shares of Common Stock covered by this Prospectus will be passed upon for the Company by Richardson & Associates, counsel to the Company, 1299 Ocean Avenue, Suite 900, Santa Monica, California, 90401. In consideration for capital contributed to the Company, Mark J. Richardson Esq. of Richardson & Associates owns 140,000 shares of the Company's Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The California Corporations Code and the Company's Bylaws provide that a director of the Company will have no personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) for an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

          The Company's Bylaws and Sections 204 and 317 of the California Corporations Code contain comprehensive provisions for indemnification of directors, officers and agents of California corporations against expenses, judgments, fines and settlements in connection with litigation. The Company has a policy of providing indemnification for its executive officers, directors and members of its committees, within the scope of the California Corporations Code. It has entered into indemnification agreements with its executive officers, directors and committee members. Under the California Corporations Code, other than an action brought by or in the right of the Company, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the Company, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification may be made, however, in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company unless and only to the extent that the court in which the action was brought determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action. The Company's Articles of Incorporation, as amended, provide for indemnification of the directors and officers of the Company against liabilities to the maximum extent provided by California law.

          The Company maintains insurance to protect officers and directors from certain liabilities, including liabilities against which the Company cannot indemnify its directors and officers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          The stock options granted under the Registrant's 1997 Stock Option Plan to date, and any shares which may be issued pursuant to the exercise of stock options granted or to be granted under the Registrant's 1997 Stock Option Plan, would be granted or issued pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 8.   EXHIBITS.

          4.1  Articles of Incorporation of the Registrant, as amended.(1)

          4.2  Bylaws of the Registrant.(1)

          4.3  Creative Host Services, Inc. 1997 Stock Option Plan.(1)

          5.1 Opinion of Richardson & Associates as to the legality of the securities being registered.

          23.1 Consent of Richardson & Associates (included as part of
               Exhibit 5.1).

          23.2 Consent of Stonefield Josephson, Independent Certified Public Accountants.

          24.1 Power of Attorney (contained on page 7 hereof).

          99.1 Reoffer Prospectus, dated March 8, 2000.
-------------------------------------------------------------------

(1) Incorporated by reference from the exhibits included with the Company's Registration Statement (No. 333-6722) on Form SB-2 filed with the SEC on April 3, 1997.


ITEM 9.   UNDERTAKINGS.

          A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the finial adjudication of such issue.


                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sayed Ali, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or the substitute or substitutes of him, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused his Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 8th day of March 2000.

                               CREATIVE HOST SERVICES, INC.



                               BY: /s/ Sayed Ali
                                  ------------------------------------
                                   Sayed Ali, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                 SIGNATURE                                        TITLE                           DATE
/s/ Sayed Ali                                President and Director  (Chief Executive         March 8, 2000
--------------------------------------       Officer and Principal Financial Officer)
    Sayed Ali

/s/ Tasneem Vakharia                         Secretary (Principal Accounting Officer)         March 8, 2000
-------------------------------------
    Tasneem Vakharia

/s/ Booker T. Graves                         Director                                         March 8, 2000
-------------------------------------
    Booker T. Graves

/s/ John P. Donohue, Jr.                     Director                                         March 8, 2000
-------------------------------------
    John P. Donohue, Jr.

/s/ Charles B. Radloff                       Director                                         March 8, 2000
-------------------------------------
    Charles B. Radloff

                                      - 6 -

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 2000

                                              REGISTRATION NO. 33-
                                                                 --------------

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              --------------------

                          CREATIVE HOST SERVICES, INC.

                              --------------------



                                 EXHIBIT VOLUME

                                     TO THE

                             REGISTRATION STATEMENT












================================================================================

                         INDEX TO THE EXHIBIT VOLUME TO
                       REGISTRATION STATEMENT ON FORM S-8



          4.1  Articles of Incorporation of the Registrant, as amended.(1)

          4.2  Bylaws of the Registrant.(1)

          4.3  Creative Host Services, Inc. 1997 Stock Option Plan.(1)

          5.1 Opinion of Richardson & Associates as to the legality of the securities being registered.

          23.1 Consent of Richardson & Associates (included as part of
               Exhibit 5.1).

          23.2 Consent of Stonefield Josephson, Independent Certified Public Accountants.

          24.1 Power of Attorney.

          99.1 Reoffer Prospectus, dated March 8, 2000.
--------------------------------------------------------------

(1) Incorporated by reference from the exhibits included in the Company's Registration Statement (No. 333-6722) on Form SB-2 filed with the SEC on April 3, 1997.


                                      - 8 -